SEC Form 3/A FORM 3 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
      Washington, D.C.  20549


      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility
      Holding Company Act of 1935 or Section 30(h) of the Investment
      Company Act of 1940OMB APPROVAL





      OMB Number: 3235-0104
      Expires: January 31, 2005
      Estimated average burden
      hours per response. . . . . 0.5
      1. Name and Address of Reporting Person*
      Fund Asset Management



      (Last)                     (First)                     (Middle)
      P.O. Box 9011





      (Street)
      Princeton, NJ     08543-011



      (City)                     (State)                     (Zip)
      2. Date of Event
          Requiring Statement
         (Month/Day/Year)
      March 26, 2003



      3. I.R.S. Identification
          Number of Reporting
          Person, if an entity
          (voluntary)
      -4. Issuer Name and Ticker or Trading Symbol
      Preferred Income Strategies Fund   PSY



      5. Relationship of Reporting Person(s) to Issuer
      (Check all applicable)


                              Director                           10% Owner
                 X          Officer                             Other


      Officer/Other
      Description           Investment Advisor to Issuer6. If Amendment, Date of
        Original (Month/Day/Year)
      04/21/2003



      7. Individual or Joint/Group
        Filing (Check Applicable Line)


      X   Individual Filing
            Joint/Group Filing
      Table I - Non-Derivative Securities Beneficially Owned
      1. Title of Security
         (Instr. 4)
      2. Amount of Securities Beneficially Owned
          (Instr. 4)
      3. Ownership Form :
          (D) Direct
          (I) Indirect     (Instr. 5)4. Nature of Beneficial Ownership
          (Instr. 5)





      Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
      * If the form is filed by more than one reporting person, see Instruction 5(b)(v).Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

      (over)
      SEC 1473 (7-02)



      Fund Asset Management - March 26, 2003

      Form 3 (continued)
      Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
      1. Title of Derivative Security
          (Instr. 4)2. Date Exercisable(DE) and Expiration Date(ED)







        (DE)     |     (ED)  3. Title and Amount of of Underlying Security
          (Instr. 4)4. Conversion or
          Exercise Price5. Ownership
          Form
          (D) Direct
          or
          (I) Indirect
          (Instr. 5)6. Nature of Indirect
          Beneficial Ownership
          (Instr. 5)


Explanation of Responses :


      ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
              See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


      Note:   File three copies of this Form, one of which must be manually signed. If space is insufficient,
                  See Instruction 6 for procedure.


      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.By: Thomas Jones III, Power of Attorney
      ________________________________        __________________
      ** Signature of Reporting Person                         Date


      Power of Attorney


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